DOLLAR GENERAL APPOINTS FORMER CVS/CAREMARK EXECUTIVE

TO BOARD OF DIRECTORS; ANNOUNCES 2010 ANNUAL SHAREHOLDER MEETING DATE

GOODLETTSVILLE, Tenn. (January 6, 2010) – Dollar General Corporation (NYSE: DG) announced today the appointment of David B. Rickard to its board of directors.  With this addition, Dollar General’s board of directors now comprises seven members. Rickard will also serve as chair of the Company’s audit committee.

“We are pleased to welcome such a retail veteran to our board,” said Rick Dreiling, Dollar General’s chairman and CEO. “Dave’s years of experience and diverse retail industry background will be an asset to the Dollar General board. We are certain that his expertise will serve Dollar General well as we work to move the Company forward.”

Rickard served as executive vice president, chief financial officer and chief administrative officer of CVS Caremark Corporation and CVS Pharmacy, Inc. from September 1999 until December 2009. Prior to joining CVS Caremark, Rickard was the senior vice president and chief financial officer of RJR Nabisco Holdings Corporation from 1997 to 1999. He has been a director of Harris Corporation since October 2001 and Jones Lang LaSalle Incorporated since July 2007.

Dollar General also announced that its 2010 Annual Shareholder Meeting is expected to convene on Thursday, June 3, 2010, at 9:00 a.m. CDT in Goodlettsville, Tennessee.  Because this is Dollar General’s first annual meeting as a public company, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, shareholders must deliver proposals for inclusion in the proxy materials for such meeting to Dollar General no later than the close of business on February 3, 2010. Such proposals must also comply with the requirements of Rule 14a-8.

In accordance with Dollar General’s bylaws, for director nominations or other business to be brought before such meeting by a shareholder, other than Rule 14a-8 proposals described above, written notice must be delivered to Dollar General no earlier than the close of business on February 3, 2010 and no later than the close of business on March 5, 2010.  Such notices must also comply with the requirements of Dollar General’s bylaws.

The proposals and notices described above must be addressed and delivered to the Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

About Dollar General

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,700 neighborhood stores in 35 states. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering quality private and national branded items that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America's most trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, PepsiCo and Coca-Cola. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

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